PROSPECTUS                 Pricing Supplement No.   3547
Dated October 7, 1999      Dated : July 11, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    Number: 333-87367


              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:    July 11, 2000

Settlement Date (Original Issue Date):       July 13, 2000

Maturity Date: January 14, 2002

Principal Amount (in Specified Currency):  USD5,000,000

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:    0.00%

Net Proceeds to Issuer:       USD5,000,000

Interest Rate Per Annum:  6.98%

Interest Payment Date(s):

 X     July 14th  and January 14th  of each year commencing
       January 14, 2001 (with respect to the period from and including July 13, 2000 to but excluding January 14,
       2001) and ending on the Maturity Date.
       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered

  CUSIP:       36962 GVA9




CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No.    3547
                           Dated July 11, 2000
                           Rule 424(b)(3)-Registration Statement
                           Number: 333-87367


Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A



Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A



Amortizing Notes:

  Amortization Schedule:  N/A



Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A



Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.    3547
                           Dated July 11, 2000
                           Rule 424(b)(3)-Registration Statement
                           Number: 333-87367

Additional Information:

   General.

  At April 1, 2000, the Company had outstanding indebtedness totalling $186.789 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at April 1, 2000 excluding subordinated notes payable after one year was equal to $186.092 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated  Ratio of Earnings to Fixed Charges"  is  hereby amended in its entirety, as follows:
                                             Three Months ended
           Year Ended December 31,           April 1, 2000
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60        1.67


   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Recent Developments:

     On May 25, 2000, the Board of Directors of the Company adopted resolutions approving the reincorpration and change of domicile of the Company from New York to Delaware. This reincorporation is currently expected to occur in the third quarter of 2000.

Plan of Distribution:

  GECC Capital Markets Group, Inc. is acting as agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.00% of the principal amount of the Notes.